UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 17, 2020

Trillion Energy International Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55539	47-4488552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Turan Gunes Bulvari, Park Oran Ofis Plaza, 180-y, Daire:54, Kat:16, 06450, Oran, Cankaya, Ankara, Turkey	06450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	+90 312 441 80 02

Suite 700, 838 West Hastings Street, Vancouver

British Columbia, Canada V6C 0A6

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	TCFF	Name of each exchange on which registered
None	N/A	N/A

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Private Placements

On December 10, 2020 we entered into private placements for aggregate gross proceeds of US $22,737 (Cnd$32,100) (the “Offering”). Under the Offering, the Corporation issued an aggregate of 535,000 units (“Units”), at a price of US $.0425 (CND$0.06) per Unit. Each Unit was comprised of one common share in the capital of the Corporation (each a “Common Share”) and one Common Share purchase warrant (“Warrant”). Each Warrant entitles the holder to purchase one Common Share at a price of CND$0.12 for a period of 30 months from the closing date.

On December 17, 2020 the Corporation entered into a private placement agreement for aggregate proceeds of US 121,770 (CND $172,200). The Corporation issued an aggregate of 2,460,000 units (“Units”) at a price of US$.0495 (CND$0.07). Each Unit was comprised of one Common Share and one-half Warrant under the same terms as the Offering. Each Warrant entitles the holder to purchase one Common Share at a price of CND$0.20 for a period of 30 months from the closing date.

On December 17th 2020, the Corporation issued 245,000 share purchase warrants in connection with the above private placements. This share purchase warrants have an exercise price of CND $0.20 per share and which may be exercised at any time from the issuance date and expire on June 17th 2023.

Grant of Options

On December 17th, 2020 the Corporation issued 1,600,000 incentive stock options pursuant to the company’s stock 2013 Long-Term Incentive Equity Plan. The stock option exercise price is CND $.10 per share, the options have a two-year term and are exercisable any time prior to December 17th, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trillion Energy International Inc.

/s/ David Thompson
David Thompson
Director and Chief Financial Officer

Date: January 20, 2021